UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: June 8, 2015

(Date of earliest event reported)

Uniprop Manufactured Housing Communities Income Fund II

(Exact name of registrant as specified in its charter)

Michigan	0-15940	38-2702802
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

280 Daines Street, Suite 300, Birmingham, MI 48009

(Address of principal executive offices) (Zip Code)

248-645-9220

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 MATERIAL DEFINITIVE AGREEMENT

As described in Form 8-K dated April 8, 2015, Uniprop Manufactured Housing Communities Income Fund II (the ”Fund”) owns seven manufactured housing communities in Michigan, Nevada, Florida and Minnesota. As of April 8, 2015, the Fund had entered into a Contract for Sale and Purchase of Real and Personal Property with Casa Feliz, LLC for the sale of El Adobe, one of Fund’s communities located in Las Vegas, Nevada. As allowed under the contract, Casa Feliz LLC terminated the contract prior to the expiration of the investigation period. Casa Feliz LLC has no further obligations of any kind to the Fund and has satisfied all the conditions for return of the earnest money deposit.

Effective June 8, 2015, the Fund has entered into a new Contract for Sale and Purchase of Real and Personal Property with Lakeshore Communities Inc. for a selling price of $7,050,000. There is a twenty-one (21) day Due Diligence period, with a subsequent Closing Date fifteen (15) days upon expiration of the Due Diligence period. Net cash proceeds from the sale upon closing are estimated to be approximately $2,500,000.

While the Fund’s management believes that the buyer is financially capable of completing the proposed transaction and fully intends to consummate the purchase, there can be no assurance that the closing will occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND II

(Registrant)

Dated: June 8, 2015

By:  Genesis Associates Limited Partnership,

General Partner

By:  Uniprop Inc.,
        its Managing General Partner

By: /s/ Susann E. Kehrig

Susann E. Kehrig, Principal Financial Officer